                                                         Filed pursuant to Rule
                                                         424(b)(5)
                                                         Registration Nos.
                                                         333-30175 and 333-17831


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to delivery of a final Prospectus Supplement. This Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1997
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 17, 1997)
                                                 UNITS
                           SMITH BARNEY HOLDINGS INC.
      SMITH BARNEY S&P 500 EQUITY LINKED NOTES DUE                  , 2003
                               ------------------
    Smith Barney Holdings Inc. (the "Company") is offering $         principal
amount of Smith Barney S&P 500 Equity Linked Notes due          , 2003 (the
"Securities"). Each $15.00 principal amount of Securities will be deemed a "Unit" for purposes of trading and transfer. Units will be transferable by the Depositary (as defined below), as more fully described below.

    The Securities are debt securities of the Company, which are being issued in denominations of $15.00 and integral multiples thereof, will bear no periodic
payments of interest and will mature on          , 2003. At maturity, a holder
of a Security will be entitled to receive, with respect to each Security, the principal amount thereof plus an interest payment, if any (the "Supplemental Redemption Amount"), based on the percentage increase, if any, in the S&P 500 Composite Stock Price Index (the "Index") over the Starting Index Value (as defined below). The Supplemental Redemption Amount will in no event be less than zero. The Securities are not redeemable or callable by the Company prior to maturity. At maturity, a holder of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any; however, there will be no other payment of interest, periodic or otherwise.

    The Supplemental Redemption Amount payable with respect to a Security at maturity will equal the product of (A) the principal amount of the applicable Security, (B) the percentage increase from the Starting Index Value to the
Ending Index Value (as defined below), and (C)     %. The Starting Index Value
equals          which was the closing value of the Index on the date, the
Securities were priced by the Company for initial sale to the public (the "Pricing Date"). The Ending Index Value, as more particularly described herein, will be the average (arithmetic mean) of the closing values of the Index on certain days, or if certain events occur, the closing value of the Index on a single day prior to the maturity of the Securities; provided, however, that the Ending Index Value, for purposes of calculating the Supplemental Redemption Amount, shall not exceed the product of the Starting Index Value and 220% (the "Maximum Ending Index Value"). See "Description of Securities--Payment at Maturity" in this Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

    FOR INFORMATION AS TO THE CALCULATION OF THE SUPPLEMENT REDEMPTION AMOUNT TO BE PAID AT MATURITY, THE CALCULATION AND THE COMPOSITION OF THE INDEX AND CERTAIN TAX CONSEQUENCES TO HOLDERS OF THE SECURITIES, SEE "DESCRIPTION OF SECURITIES," "THE INDEX" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS," RESPECTIVELY, IN THIS PROSPECTUS SUPPLEMENT.

    Ownership of the Securities will be maintained in book-entry form by or through The Depository Trust Company ("DTC" or the "Depositary"). Holders of the Securities will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. See "Description of Securities--Global Securities" in this Prospectus Supplement.

    The Company intends to apply for listing of the Securities on the Chicago Board Options Exchange, Inc. (the "CBOE").
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================
                                               PRICE TO           UNDERWRITING          PROCEEDS TO
                                                PUBLIC             DISCOUNT(1)          COMPANY(2)
--------------------------------------------------------------------------------------------------------
Per Unit.................................           $                   $                    $
--------------------------------------------------------------------------------------------------------
Total....................................           $                   $                    $
========================================================================================================

    (1) The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended.
    (2) Before deduction of expenses payable by the Company.
                               ------------------
    The Securities are offered by the Underwriter named herein, subject to prior sale, when, as, and if accepted by the Underwriter and subject to certain conditions. The Underwriter reserves the right to reject orders in whole or in part. It is expected that delivery of the Securities in book-entry form will be made through the facilities of DTC in New York, New York on or about
             , 1997.

    This Prospectus Supplement and the accompanying Prospectus may be used by the Underwriter in connection with offers and sales of the Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Underwriter may act as principal or agent in such transactions.

                               ------------------
                               SMITH BARNEY INC.

           , 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

ISSUER.....................  Smith Barney Holdings Inc.

SECURITIES OFFERED.........            Units of Smith Barney S&P 500 Equity
                             Linked Notes due             , 2003. The Securities
                             are to be issued as a series of Debt Securities under the Indenture described herein. See "Description of Securities" in this Prospectus Supplement and in the accompanying Prospectus.

LISTING....................  The Company intends to apply for listing of the
                             Securities on the CBOE.

DENOMINATIONS..............  A Unit consisting of $15.00 principal amount of
                             Securities and integral multiples thereof.

MATURITY...................                      , 2003.

PAYMENT AT MATURITY........  At maturity, a holder of a Security will be entitled to receive (i) the principal amount thereof ($15.00 for each Unit), and (ii) the Supplemental Redemption Amount equal to:

                              Ending Index Value - Starting Index Value  X     %
           Principal Amount X -----------------------------------------
                                               Starting Index Value

                             provided, however, that in no event will the
                             Supplemental Redemption Amount be less than zero.
                             The Starting Index Value equals           , which
                             was the closing value of the Index (the "Index Value") on the Pricing Date. The Ending Index Value will equal the average (arithmetic mean) of the Index Values on certain days prior to the maturity of the Securities, or if a Market Disruption Event (as defined below) occurs, then the Ending Index Value will equal the Index Value on a single day; provided, however, that the Ending Index Value, for purposes of calculating the Supplemental Redemption Amount, will not exceed the Maximum Ending Index Value. See "Description of Securities" and "The Index" in this Prospectus Supplement.

INDEX......................  The Index is published by Standard & Poor's ("S&P")
                             and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies at a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period from the years 1941 through 1943. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to fulfill the above-stated intention of providing an indication of common stock price movement. "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," and "Standard & Poor's 500(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. See "The Index" in this Prospectus Supplement.

RISK FACTORS...............  Prospective investors should be aware that the
                             Securities are subject to certain special considerations. Investors should be aware that if the Ending Index Value does not exceed the Starting Index Value, holders of the Securities will receive only the principal amount thereof at maturity, even if the value of the Index at some point between the issue date and the maturity date of the Securities exceeded the Starting Index Value. A holder of the Securities may receive no Supplemental Redemption Amount at maturity or a Supplemental Redemption Amount which is below what the Company would pay as interest as of the date hereof if the Company issued non-callable senior debt securities with a similar maturity as that of the Securities. The return of principal of the Securities at maturity and the payment of the Supplemental Redemption Amount may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money and will not produce the same yield as if the stocks underlying the Index were purchased and held for the same period as the Securities. Investors should also be aware that if the Ending Index Value is greater than the Maximum Ending Index Value, such investors will not be entitled to receive any appreciation in the Index above the Maximum Ending Index Value.

                             The Index does not reflect the payment of dividends on the stocks underlying it and, therefore, the yield to the maturity of the Securities will not produce the same yield as if such underlying stocks were purchased and held for a similar period.

                             There can be no assurance as to whether there will be a secondary market in the Securities, that the Underwriter will make a secondary market in the Securities, or, if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that any secondary market for the Securities will be affected by the creditworthiness of the Company and by a number of other factors, including, but not limited to, the level of the Index, the volatility of the Index, dividend rates on the stocks underlying the Index, the time remaining to the maturity of the Securities and market interest rates. The value of the Securities prior to maturity is expected to depend on market factors which include, but may not be limited to, those factors listed above. If, however, the Securities are sold prior to the maturity date, the sale price may be at a substantial discount from the amount expected to be payable to the holder upon the maturity of the Securities as a result of, but not limited to, the factors mentioned above. The price at which a holder will be able to sell the Securities prior to maturity may be at a discount, which could be substantial, from the principal amount thereof. The value of the Securities may not necessarily bear a direct relationship to the value of the Index. In addition, the Ending Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control.

                             Trading prices of the stocks underlying the Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                             It is suggested that prospective investors who consider purchasing the Securities should reach an investment decision only after carefully considering the suitability of the Securities in light of their particular circumstances. See "Risk Factors" in this Prospectus Supplement.

                             Investors should also consider the tax consequences of investing in the Securities. See "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, the following risk factors relating to the Securities.

PAYMENT AT MATURITY

     Supplemental Redemption Amount may be Zero. Investors should be aware that if the Ending Index Value does not exceed the Starting Index Value, holders of the Securities will receive only the principal amount thereof at maturity, even if the value of the Index at some point between the Pricing Date and the maturity date of the Securities exceeded the Starting Index Value.

     Supplemental Redemption Amount will not exceed $          .  Investors
should be aware that because the Ending Index Value, for purposes of calculating the Supplemental Redemption Amount, will not exceed the Maximum Ending Index
Value, the Supplemental Redemption Amount will not exceed $          and
Investors will not be entitled to receive any appreciation in the Index above the Maximum Ending Index Value.

     Yield may be Below Market Interest Rates on the Pricing Date. A holder of the Securities may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the Pricing Date if the Company issued non-callable senior debt securities with a similar maturity as that of the Securities. The return of principal of the Securities at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

     Yield on Securities will not Reflect Dividends. The Index does not reflect the payment of dividends on the stocks underlying it and therefore the yield based on the Index to the maturity of the Securities will not produce the same yield as if such underlying stocks were purchased and held for a similar period. See "Description of Securities" below.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET; VOLATILITY

     The Company intends to apply for listing of the Securities on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Securities, that the Underwriter will make a secondary market in the Securities, or, if there were to be such a secondary market, whether such market would be liquid or illiquid.

     It is expected that any secondary market for the Securities will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the level of the Index, the volatility of the Index, dividend rates on the stocks underlying the Index, the time remaining to the maturity of the Securities and market interest rates. The value of the Securities prior to maturity is expected to depend on market factors which include, but may not be limited to, those factors listed above. If, however, the Securities are sold prior to the maturity date, the sale price may be at a substantial discount from the amount expected to be payable to the holder upon the maturity of the Securities as a result of, but not limited to, the factors mentioned above. The price at which a holder will be able to sell the Securities prior to maturity may be at a discount, which could be substantial, from the principal amount thereof. The value of the Securities may not necessarily bear a direct relationship to the value of the Index. In addition, the Ending Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. See "Description of Securities" and "The Index" below.

RELATIONSHIP OF THE SECURITIES AND THE INDEX

     The historical Index values should not be taken as an indication of the future performance of the Index during the term of the Securities. While the trading prices of the stocks underlying the Index will determine the value of the Index, it is impossible to predict whether the value of the Index will fall or rise. Moreover, the value of the Securities may not necessarily bear a direct relationship to the value of the Index. Trading prices of the stocks underlying the Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

     The policies of S&P concerning additions, deletions and substitutions of the stock underlying the Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the Index. The policies of S&P with respect to the calculation of the Index could also affect the value of the Index. S&P may discontinue or suspend calculation or dissemination of the Index. Any such actions could affect the value of the Securities. See "The Index" and "Description of Securities--Discontinuance of the Index" and "--Adjustments to the Index; Market Disruption Events" below.

AFFILIATION OF THE COMPANY AND CALCULATION AGENT

     Smith Barney, Inc., a wholly owned subsidiary of the Company ("Smith Barney"), the Company or their affiliates may from time to time engage in transactions involving the stocks underlying the Index for their proprietary accounts and for other accounts under their management. Smith Barney and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Securities. See "Use of Proceeds and Hedging" below. As a result of the foregoing, as well as its affiliation with the Company, potential conflicts of interest may exist between Smith Barney, in its capacity as the calculation agent (or any successor thereto, the "Calculation Agent"), and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Index Values or whether a Market Disruption Event has occurred. See "Description of Securities--Discontinuance of the Index" and "--Adjustments to the Index; Market Disruption Events" below. Smith Barney, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidentiality proprietary information, and such policies and procedures will be in effect throughout the term of the Securities to restrict the use of information relating to the calculation of the Index Values that the Calculation Agent may be required to make prior to the dissemination of such index Values. Smith Barney is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

OTHER CONSIDERATIONS

     If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of a holder of the Securities may, under the Title 11 of the United States Code, be limited to the principal amount of such Securities.

     It is suggested that prospective investors who consider purchasing the Securities should reach an investment decision only after carefully considering the suitability of the Securities in light of their particular circumstances.

     Investors should also consider the tax consequences of investing in the Securities. See "Certain United States Federal Income Tax Considerations" below.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 1997, and as adjusted to give effect to the issuance and sale of the Securities and the application of the proceeds therefrom to the repayment of short-term borrowings, as if such transactions had occurred on June 30, 1997.

                                                                            AT JUNE 30, 1997
                                                                       ---------------------------
                                                                               (UNAUDITED)
                                                                       OUTSTANDING     AS ADJUSTED
                                                                       -----------     -----------
                                                                          (DOLLARS IN MILLIONS)
Short-term borrowings................................................    $ 4,268         $
Notes payable........................................................         10              10
Long-term debt.......................................................      2,725
Subordinated indebtedness............................................        224             224
                                                                       -----------     -----------
          Total debt.................................................    $ 7,227         $ 7,227
                                                                       =========       =========
Stockholder's equity
  Common Stock ($.10 par value;
    authorized--1,000 shares;
    issued and outstanding--100 shares)..............................         --              --
Additional paid-in capital...........................................      1,803           1,803
Retained earnings....................................................      1,183           1,183
Cumulative translation adjustment....................................          5               5
                                                                       -----------     -----------
          Total stockholder's equity.................................      2,991           2,991
                                                                       -----------     -----------
Total capitalization.................................................    $10,218         $10,218
                                                                       =========       =========

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                      YEAR ENDED DECEMBER 31,
                                         SIX MONTHS ENDED     ----------------------------------------
                                          JUNE 30, 1997       1996     1995     1994     1993     1992
                                         ----------------     ----     ----     ----     ----     ----
Ratio of earnings to fixed charges.....        1.82           1.93     1.71     1.81     2.68     2.06

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                           DESCRIPTION OF SECURITIES

     The following description of the terms of the Securities offered herein (referred to in the Prospectus as the "Offered Securities") supplements the description of the general terms of Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Securities is qualified in its entirety by reference thereto and to the Indenture referred to therein.

GENERAL

     The Securities are a series of debt securities issued under the Indenture described in the accompanying Prospectus. The aggregate number of Units issued
will be limited to           . The Securities will mature on             , 2003
and will be general unsecured obligations of the Company. The Securities will be issued only in fully registered form and in denominations of integral multiples of one Unit. Initially the Securities will be issued in the form of one or more global securities (each, a "Global Security") registered in the name of DTC or its nominee, as described below. The Securities will not be subject to redemption prior to maturity.

     Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Securities and of the Indenture under which the Securities will be issued. For a discussion of certain federal income tax consequences to Holders of the Securities, see "Certain United States Federal Income Tax Considerations" below.

INTEREST

     Holders of the Securities will not be entitled to receive periodic payments of interest.

PAYMENT AT MATURITY

     At maturity, a Holder of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Index Value does not exceed the Starting Index Value, a Holder of a Security will be entitled to receive only the principal amount thereof.

     At maturity, a Holder of a Security will be entitled to receive, with respect to each such Security, (i) the principal amount thereof ($15.00 for each Unit) and (ii) the Supplemental Redemption Amount equal in amount to:

                        Ending Index Value - Starting Index Value
  Principal Amount  X  --------------------------------------------  X        %
                                   Starting Index Value

provided, however, that in no event will the Supplemental Redemption Amount be
less than zero. The Starting Index Value equals           , which was the Index
Value on the Pricing Date. The Ending Index Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the Index Values determined on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below); provided, however, that the Ending Index Value, for purposes of calculating the Supplemental Redemption Amount, will not exceed the Maximum Ending Index Value. If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the Index Values on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the Index Value on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the Index Value determined on the last scheduled Index Business Day (as defined below) in the Calculation Period, regardless of the occurrences of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an "Index Business Day" is a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index (as defined below) is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error by the Calculation Agent, shall be conclusive for all purposes and binding on the Company and holders of the Securities.

     The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $15 principal amount of Securities, (ii) the total rate of return to holders of the Securities assuming a 104% participation rate, (iii) the pretax annualized rate of return to holders of Securities, and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 1.64% per annum, as more fully described below).

                                                                                                   PRETAX
                                                                           TOTAL RATE         ANNUALIZED RATE
PERCENTAGE CHANGE     HYPOTHETICAL ENDING          TOTAL AMOUNT           OF RETURN ON          OF RETURN ON
 OF INDEX VALUE           INDEX VALUE          PAYABLE AT MATURITY       THE SECURITIES      THE SECURITIES (1)
-----------------     -------------------     ----------------------     ---------------     ------------------
      -30.0%                  644.11                   15.00                    0.00%                0.00%
      -20.0%                  736.13                   15.00                    0.00%                0.00%
      -10.0%                  828.14                   15.00                    0.00%                0.00%
        0.0%                  920.16(3)                15.00                    0.00%                0.00%
       10.0%                1,012.18                   16.56                   10.40%                1.66%
       20.0%                1,104.19                   18.12                   20.80%                3.20%
       30.0%                1,196.21                   19.68                   31.20%                4.63%
       40.0%                1,288.22                   21.24                   41.60%                5.97%
       50.0%                1,380.24                   22.80                   52.00%                7.22%
       60.0%                1,472.26                   24.36                   62.40%                8.41%
       70.0%                1,564.27                   25.92                   72.80%                9.54%
       80.0%                1,656.29                   27.48                   83.20%               10.61%
       90.0%                1,748.30                   29.04                   93.60%               11.63%
      100.0%                1,840.32                   30.60                  104.00%               12.61%
      110.0%                1,932.34                   32.16                  114.40%               13.55%
      120.0%                2,024.35(4)                33.72                  124.80%               14.45%
      130.0%                2,116.37                   33.72                  124.80%               14.45%
      140.0%                2,208.38                   33.72                  124.80%               14.45%

            PRETAX
        ANNUALIZED RATE
         OF RETURN ON
       STOCKS UNDERLYING
     THE SECURITIES (1)(2)
     ---------------------
           -4.17%
           -2.04%
           -0.11%
            1.65%
            3.27%
            4.78%
            6.18%
            7.50%
            8.75%
            9.93%
           11.05%
           12.11%
           13.13%
           14.11%
           15.05%
           15.95%
           16.82%
           17.66%

---------------
(1) The rates of return in this table are calculated on an annualized basis.

(2) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amounts reflecting the relative weight of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the applicable hypothetical Ending Index Value; (iii) a constant dividend yield of 1.64% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Index at the beginning of each such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a term for the Securities from August 25, 1997 to August 25, 2003; and (vi) an Index Value at maturity equal to the hypothetical Ending Index Value.

(3) The Starting Index Value. For purposes of this preliminary Prospectus Supplement, the Starting Index Value is assumed to be the Index Value on August 25, 1997. The actual Starting Index Value will be the Index Value on the Pricing Date.

(4) The Ending Index Value, for purposes of calculating the Supplemental Redemption Amount, will not exceed the Maximum Ending Index Value (or 2.2 multiplied by the Starting Index Value).

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount (if any) received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index--Historical Data on the Index."

DISCONTINUANCE OF THE INDEX

     If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then the relevant Index Value shall be determined by reference to the value of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on the applicable Calculation Day.

     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent shall cause written notice thereof to be furnished to the Trustee, to the Company and to the Holders of the Securities within three Business Days of such selection.

     If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, any Calculation Day and the Calculation Agent determines that no Successor Index is available at such time, then on such Calculation Day; the Calculation Agent shall determine the Index Value on such Calculation Day. The Index Value shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Calculation Day of each security most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption event exists.

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

     If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each Calculation Day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate the Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such value of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

     "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

          (i) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York State Exchange or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, in 100 or more of the securities included in the Index, or

          (ii) the suspension or material limitation, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index which are traded on the Chicago Mercantile Exchange or (B) option contracts related to the Index which are traded on the CBOE.

          For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

REDEMPTION; DEFEASANCE

     The Securities are not subject to redemption prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under "Description of Securities--Defeasance."

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a Security upon any acceleration permitted by the Securities, with respect to each $15.00 principal amount thereof, will be equal to (i) the initial issue price ($15.00) plus (ii) a Supplemental Redemption Amount calculated as though the date of early repayment were the maturity date of the Securities. See "Description of Securities--Payment at Maturity" below. If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of the holder of a Security may be limited, under Title 11 of the United States Code, to the principal amount of the Security.

     In case of default in payment at the maturity date of the Securities (whether at their stated maturity or upon acceleration), from and after the maturity date, the Securities shall bear interest, payable upon demand of the
Trustee, at the rate of      % per annum (to the extent that payment of such
interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount is made or duly provided for.

GLOBAL SECURITIES

     Upon issuance, all Securities will be represented by one or more fully registered Global Securities. Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or other nominee of such Depositary or by such Depositary or any such nominee to a successor of such a Depositary or a nominee of such successor.

     Payment of the principal of, and any Supplemental Redemption Amount with respect to, Securities registered in the name of DTC of its nominee will be made to DTC or its nominee, as the case may be, as the Holder of the Global Securities representing such Securities. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment or any Supplemental Redemption Amount in respect of a Global Security, will credit the accounts of the relevant participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in Global Securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If (x) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, the Global Securities will be exchangeable for Securities in definitive certificated form of like tenor and of an equal aggregate principal amount, in denominations of $15.00 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Securities.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement of the Securities will be made by the Underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Securities are maintained in book-entry form.

                                   THE INDEX

     All disclosure contained in this Prospectus Supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by S&P. Neither the Company nor the Underwriter takes any responsibility for the accuracy or completeness of such information.

GENERAL

     The Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time, as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of June 30, 1997, the 500 companies included in the Index were divided into 103 individual groups and 11 economic sectors. Financials, Utilities and Transportation account for 3 of the 11 sectors. The Industrials are broken into 8 sectors--Basic Materials, Capital Goods, Communication Services, Consumer Cyclicals, Consumer Staples, Energy, Health Care and Technology. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

COMPUTATION OF THE S&P 500 INDEX

     S&P currently computes the Index as of a particular time as follows:

          (1) the Market Value of each Company Stock is determined as of such time;

          (2) the Market Value of all Component Stocks as of such time are aggregated;

          (3) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

          (4) the mean average Market Value of all such common stocks over such base period (as determined under clause (3) above) are aggregated (such aggregate amount being referred to as the "Base Value");

          (5) the aggregate Market Value of all Component Stocks as of such time (as determined under clause (2) above) is divided by the Base Value; and

          (6) the resulting quotient (expressed in decimals) is multiplied by ten.

     While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to holders of Securities upon maturity or otherwise.

     S&P adjusts the forgoing formula to negate the effect of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase thereof by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                                 New Market Value
             Old Base Value  X  ------------------  =  New Base Value
                                 Old Market Value

     The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all Components Stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the Index.

HISTORICAL DATA ON THE INDEX

     The following table sets forth the closing values of the Index on the last business day of each year from 1947 through 1988, as published by S&P. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce the Supplemental Redemption Amount that may be payable to holders of Securities at maturity or otherwise.

           YEAR-END VALUE OF THE INDEX
-------------------------------------------------
             CLOSING                  CLOSING
YEAR          VALUE        YEAR        VALUE
----     -------------     ----     -------------
1947         15.30         1968         103.86
1948         15.20         1969          92.06
1949         16.79         1970          92.15
1950         20.43         1971         102.09
1951         23.77         1972         118.05
1952         26.57         1973          97.55
1953         24.81         1974          68.56
1954         35.98         1975          90.19
1955         45.48         1976         107.46
1956         46.67         1977          95.10
1957         39.99         1978          96.11
1958         55.21         1979         107.94
1959         59.89         1980         135.76
1960         58.11         1981         122.55
1961         71.55         1982         140.64
1962         63.10         1983         164.93
1963         75.02         1984         167.24
1964         84.75         1985         211.28
1965         92.43         1986         242.17
1966         80.33         1987         247.08
1967         96.47         1988         277.72

     The following table sets forth the level of the Index at the end of each month, in the period from January, 1989 through August, 1997. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities.

                                                                        MONTH-END
                                                                      CLOSING LEVEL
                                                                      -------------
            1989:
                 January............................................      297.47
                 February...........................................      288.86
                 March..............................................      294.87
                 April..............................................      309.64
                 May................................................      320.52
                 June...............................................      317.98
                 July...............................................      346.08
                 August.............................................      351.45
                 September..........................................      349.15
                 October............................................      340.36
                 November...........................................      345.99
                 December...........................................      353.40
            1990:
                 January............................................      329.08
                 February...........................................      331.89
                 March..............................................      339.94
                 April..............................................      330.80
                 May................................................      361.23
                 June...............................................      358.02
                 July...............................................      356.15
                 August.............................................      322.56
                 September..........................................      306.05
                 October............................................      304.00
                 November...........................................      322.22
                 December...........................................      330.22

                                                                        MONTH-END
                                                                      CLOSING LEVEL
                                                                      -------------
            1991:
                 January............................................      343.93
                 February...........................................      367.07
                 March..............................................      375.22
                 April..............................................      375.35
                 May................................................      389.83
                 June...............................................      371.16
                 July...............................................      387.81
                 August.............................................      395.43
                 September..........................................      387.86
                 October............................................      392.46
                 November...........................................      375.22
                 December...........................................      417.09
            1992:
                 January............................................      408.79
                 February...........................................      412.70
                 March..............................................      403.69
                 April..............................................      414.95
                 May................................................      415.35
                 June...............................................      408.14
                 July...............................................      424.21
                 August.............................................      414.03
                 September..........................................      417.80
                 October............................................      418.68
                 November...........................................      431.35
                 December...........................................      435.71
            1993:
                 January............................................      438.78
                 February...........................................      443.38
                 March..............................................      451.67
                 April..............................................      440.19
                 May................................................      450.19
                 June...............................................      450.53
                 July...............................................      448.13
                 August.............................................      463.56
                 September..........................................      458.93
                 October............................................      467.83
                 November...........................................      461.79
                 December...........................................      466.45

                                                                        MONTH-END
                                                                      CLOSING LEVEL
                                                                      -------------
            1994
                 January............................................      481.61
                 February...........................................      467.14
                 March..............................................      445.77
                 April..............................................      450.91
                 May................................................      456.50
                 June...............................................      444.27
                 July...............................................      458.26
                 August.............................................      475.49
                 September..........................................      462.69
                 October............................................      472.35
                 November...........................................      453.69
                 December...........................................      459.27
            1995:
                 January............................................      470.42
                 February...........................................      487.39
                 March..............................................      500.71
                 April..............................................      514.71
                 May................................................      533.40
                 June...............................................      544.75
                 July...............................................      562.06
                 August.............................................      561.88
                 September..........................................      584.41
                 October............................................      581.50
                 November...........................................      605.37
                 December...........................................      615.93
            1996:
                 January............................................      636.02
                 February...........................................      640.43
                 March..............................................      645.50
                 April..............................................      654.17
                 May................................................      669.12
                 June...............................................      670.63
                 July...............................................      639.95
                 August.............................................      651.99
                 September..........................................      687.31
                 October............................................      705.27
                 November...........................................      757.02
                 December...........................................      740.74
            1997:
                 January............................................      786.16
                 February...........................................      790.82
                 March..............................................      757.12
                 April..............................................      801.34
                 May................................................      848.28
                 June...............................................      885.14
                 July...............................................      954.29
                 August.............................................

     The following graph sets forth the historical performance of the Index as of June of each year from 1947 through 1997. Past movements of the Index are not necessarily indicative of the future Index values. On August 25, 1997, the closing level of the Index was 920.16.

                       CLOSING LEVEL OF THE S&P 500 INDEX

End of
 June                                                             S&P 500 Index
------                                                            -------------
1947                                                                     15.21
1948                                                                     16.74
1949                                                                     14.16
1950                                                                     17.69
1951                                                                     20.96
1952                                                                     24.96
1953                                                                     24.14
1954                                                                     29.21
1955                                                                     41.03
1956                                                                     46.97
1957                                                                     47.37
1958                                                                     45.24
1959                                                                     58.47
1960                                                                     56.92
1961                                                                     64.64
1962                                                                     54.75
1963                                                                     69.37
1964                                                                     81.69
1965                                                                     84.12
1966                                                                     84.74
1967                                                                     90.64
1968                                                                     99.58
1969                                                                     97.71
1970                                                                     72.72
1971                                                                      99.7
1972                                                                    107.14
1973                                                                    104.26
1974                                                                        86
1975                                                                     95.19
1976                                                                    104.28
1977                                                                    100.48
1978                                                                     95.53
1979                                                                    102.91
1980                                                                    114.24
1981                                                                    131.21
1982                                                                    109.61
1983                                                                    168.11
1984                                                                    153.18
1985                                                                    191.85
1986                                                                    250.84
1987                                                                       304
1988                                                                     273.5
1989                                                                    317.98
1990                                                                    358.02
1991                                                                    371.16
1992                                                                    408.14
1993                                                                    450.53
1994                                                                    444.27
1995                                                                    544.75
1996                                                                     670.6
1997                                                                    885.15

LICENSE AGREEMENT

     S&P and the Company have entered into a non-exclusive license agreement providing for the license to the Company and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with certain securities, including the Securities.

     The license agreement between S&P and the Company provides that the following language must be stated in this Prospectus Supplement:

     "The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P's only relationship to the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Company or the Securities. S&P has no obligation to take the needs of the Company or the holders of the Securities into consideration in determining, composing, or calculating the Index. S&P is not responsible for, and has not participated in, the determination of the timing of the sale of the Securities, prices at which the Securities are to initially be sold, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

     STANDARD & POOR'S ("S&P") DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, SMITH BARNEY, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the following is an accurate summary of the principal U.S. (as defined below) federal income tax considerations that may be relevant to an initial holder of Securities. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change by legislative, judicial or regulatory actions that in some cases may have retroactive effect. This summary deals only with persons that will hold Securities as capital assets and, except as discussed herein, does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that hold Securities as a part of an integrated investment (including a "straddle") comprised of Securities and one or more other positions, or persons that have a functional currency other than the U.S. dollar.

     As used herein, the term "U.S. Holder" means a holder of Securities that is
(i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in, or under the laws of, the U.S. or any state thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source or, for taxable years beginning after December 31, 1996, a trust if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of such trust, or (v) a person otherwise subject to U.S. federal income taxation on a net basis in respect of such holder's ownership of the Securities. As used herein, the term "non-U.S. Holder" means a holder of Securities that is not a U.S. Holder. The term "U.S." means the United States of America.

     Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the Securities, including the application of the U.S. federal income tax considerations discussed below to their particular situation, as well as the application of state, local, foreign or other tax laws.

TAX CHARACTERIZATION OF THE SECURITIES

     The Company intends to treat the Securities as indebtedness for U.S. federal income tax purposes. It is possible, however, that the Internal Revenue Service (the "Service") will disagree with this characterization of the Securities. The following discussion assumes that the Securities will be treated as indebtedness for U.S. federal income tax purposes.

TREATMENT OF U.S. HOLDERS

  Taxation of Interest on the Securities

     Under Treasury regulations applicable to certain debt instruments issued with "contingent interest" (the "Regulations"), a U.S. Holder will be required to include annually certain amounts in income as interest before receiving the Supplemental Redemption Amount, if any, and the principal amount. These amounts will be determined by utilizing semi-annual compounding, based on the comparable yield set forth in the next paragraph. U.S. Holders should consult their tax advisors with respect to the computation of the amounts to be included in income.

     Under the Regulations, the Company is required to determine the comparable yield of the Securities and to construct a projected payment schedule for the Securities. The comparable yield for the Securities is generally the yield (determined as of the issue date of the Securities) at which the Company would issue a fixed rate debt instrument that had terms and conditions similar to the Securities (e.g., the term, level of subordination, timing of payments and general market conditions). Based on these and other factors, the Company has
determined that the comparable yield for the Securities is      %, compounded
semi-annually. The projected payment schedule for the Securities consists of the Company's determination (based on the comparable yield of the Securities), as of the issue date of the Securities, of the projected Supplemental Redemption Amount payable at the maturity of the Securities. Based on the foregoing, the Company has determined that a projected Supplemental Redemption Amount of $ per Unit will be made on the maturity date of the Securities. The projected payment schedule has been determined solely for U.S. federal income tax purposes (i.e., for the purpose of complying with the Regulations) and is utilized to determine the amount of interest to be included in income annually by U.S. Holders. Accordingly, the calculation of the projected payment schedule and the comparable yield is based upon a number of assumptions and estimates and is not a prediction of the actual amount, if any, which may be paid to holders of Securities at maturity or of the actual yield on the Securities.

     A U.S. Holder will generally be bound by the Company's projected payment schedule unless the U.S. Holder determines its own projected payment schedule and comparable yield, explicitly discloses such schedule to the Service, and explains to the Service the reason for preparing its own schedule. The Company believes that the projected payment schedule and comparable yield set forth above are reasonable and will therefore be respected by the Service. The Company's determination, however, is not binding on the Service, and it is possible that the Service could conclude that some other projected payment schedule or comparable yield should be used for the Securities.

     If the actual Supplemental Redemption Amount differs from the Company's projected Supplemental Redemption Amount, the difference will be treated as either a positive or a negative adjustment to the amount includible in a U.S. Holder's income as interest on the Securities. If the actual Supplemental Redemption Amount exceeds the Company's projected Supplemental Redemption Amount, the excess will be treated as additional interest income for the taxable year in which the Supplemental Redemption Amount is received. If the Company's projected Supplemental Redemption Amount exceeds the actual Supplemental Redemption Amount, the excess will (i) first offset the interest income that would otherwise be includible in a U.S. Holder's income with respect to the Securities for the taxable year in which the Supplemental Redemption Amount is received and (ii) then be treated as an ordinary loss by the U.S. Holder for such taxable year.

  Investor Accrual for Tax Purposes

     Based upon the comparable yield of      % described above, the Supplemental
Redemption Amount is projected to equal $     per Unit. Using the projected
Supplemental Redemption Amount, interest to be accrued annually for U.S. federal income tax purposes by a U.S. Holder for each Unit would be as follows:

                                                                                TOTAL INTEREST DEEMED TO HAVE
                                             INTEREST DEEMED TO ACCRUE           ACCRUED ON SECURITIES AS OF
                                               DURING ACCRUAL PERIOD                END OF ACCRUAL PERIOD
    ACCRUAL PERIOD                                  (PER UNIT)                           (PER UNIT)
    ---------------------------------    ---------------------------------    ---------------------------------

  Disposition of Securities

     If a U.S. Holder sells or exchanges Securities in a taxable transaction before the maturity or acceleration of the Securities (a "disposition"), such U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in the Securities. A U.S. Holder's adjusted tax basis in the Securities generally will be equal to the U.S. Holder's purchase price for the Securities increased by all amounts previously accrued as interest to the date of disposition. Any gain recognized by such U.S. Holder on such disposition will be treated as interest income. Any loss recognized by such U.S. Holder on such disposition first will be treated as an ordinary loss to the extent of all amounts required to be accrued by the U.S. Holder as interest on the Securities pursuant to the rules described above. Any remaining loss will be treated as a capital loss subject to the tax rate changes enacted by the Taxpayer Relief Act of 1997. Individual U.S. Holders should consult their tax advisors to determine the U.S. federal income tax consequences of disposing of the Securities.

  Tax-Exempt Holders of the Securities

     Certain U.S. entities (e.g., certain individual retirement accounts, pension plans and charitable organizations) are generally exempt from U.S. federal income taxation (each, a "Tax Exempt") and are subject to U.S. federal income tax only with respect to income derived from a trade or business that is unrelated to their exempt activities ("unrelated business taxable income" or "UBTI"). Interest is specifically excluded from the definition of UBTI and, accordingly, a Tax-Exempt U.S. Holder generally may receive or accrue interest income without the imposition of U.S. federal income tax. Such exclusion from U.S. federal income tax is not available to the extent the Securities constitute debt-financed property to the Tax-Exempt U.S. Holder within the meaning of
Section 514 of the Internal Revenue Code of 1986, as amended. The Securities will generally constitute debt-financed property to the extent a Tax-Exempt U.S. Holder borrows to acquire the Securities. The foregoing summary addresses only certain of the tax considerations relating to an investment in the Securities by a Tax-Exempt U.S. Holder and is not intended to address all of the tax considerations that may be relevant to a Tax-Exempt U.S. Holder. Accordingly, Tax-Exempt U.S. Holders are urged to consult their tax advisors as to the consequences under U.S. federal, state, local, foreign and other tax laws of purchasing, holding and disposing of the Securities.

TREATMENT OF NON-U.S. HOLDERS

     Supplemental Redemption Amounts paid to non-U.S. Holders at maturity generally will not be subject to the 30% withholding tax generally imposed with respect to interest paid to non-U.S. persons, provided that (i) such amounts are not effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S., (ii) the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, and (iv) the non-U.S. Holder fulfills certain certification requirements. Under such certification requirements, the non-U.S. Holder must provide its name and address and must certify, under penalties of perjury, that it is not a U.S. Holder and that it is the beneficial owner of the Securities. Such certification must be received in the calendar year in which the payment is made or in either of the preceding two calendar years.

     A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain recognized upon the disposition of the Securities unless (i) such gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States, (ii) in the case of an individual non-U.S. Holder, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year during which the disposition occurs and certain other conditions are met, or (iii) the non-U.S. Holder fails to satisfy the certification requirements of the preceding paragraph.

     The Department of the Treasury has issued proposed Treasury regulations concerning the non-U.S. Holder certification procedures regarding U.S. withholding tax on certain amounts paid to non-U.S. persons, which are proposed to be effective for payments made after December 31, 1998. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of such proposed Treasury regulations on an investment in the Securities.

BACKUP WITHHOLDING TAX

     Certain non-corporate U.S. Holders may be subject to backup withholding tax at a rate of 31% on payments of principal, premium and interest on, and the proceeds of disposition of, the Securities. Backup withholding tax will be imposed only if the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed to report properly payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding tax for failure to report interest or dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding tax and the procedure for obtaining such an exemption if applicable.

     Backup withholding tax generally will not apply to interest paid on the Securities to a non-U.S. Holder who provides the certification described above under "Treatment of Non-U.S. Holders." Payments by a U.S. office of a broker of the proceeds of a disposition of the Securities are subject to backup withholding tax at a rate of 31% unless the non-U.S. Holder certifies its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption.

     The amount of any backup withholding tax imposed on a payment to a holder of Securities will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes and, in part, by the Company or one or more of its subsidiaries in connection with hedging the Company's obligations under the Securities. On or prior to the date of this Prospectus Supplement, the Company, through its subsidiaries and others, will hedge its anticipated exposure in connection with the Securities by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual stocks included in the Index, futures contracts on the Index and/or options on such futures contracts. From time to time after the initial offering and prior to the maturity of the Securities, depending on market conditions (including the value of the Index), in connection with hedging with respect to the Securities, the Company expects that it and/or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual stocks included in the Index, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index and such individual stocks. In addition, the Company and/or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in the Securities from time to time and may, in their sole discretion, hold or resell such Securities. The Company or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries have a long hedge position in the Index, individual stocks included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying stocks, the Company or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the Securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although the Company has no reason to believe that such hedging activity will have a material impact on the price of such options, stocks, futures contracts and options on futures contracts or on the value of the Index, there can be no assurance that the Company and its subsidiaries will not affect such prices or value as result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

                                  UNDERWRITING

     Smith Barney (the "Underwriter") has agreed, subject to the terms and
conditions of the Terms Agreement dated                  , which incorporates by
reference the Underwriting Agreement Basic Provisions dated October 29, 1993 (collectively, the "Underwriting Agreement"), to purchase from the Company
$          aggregate principal amount of Securities. The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Securities if any are purchased.

     The Underwriter has advised the Company that it proposes initially to offer all or part of the Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at
such prices less a concession not in excess of $          per Unit. After the
initial public offering, the public offering price and concession may be changed.

     The Company intends to apply for listing of the Securities on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Securities or, if there were to be such a secondary market, whether such market would be liquid or illiquid. The Securities will be a new issue of securities with no established trading market. The Underwriter intends to make a market in the Securities, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

     The Underwriting agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriter may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position for the Underwriter. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

     The Company and/or one or more of its subsidiaries may from time to time purchase or acquire a position in the Securities and may, at its option, hold or resell such Securities. Smith Barney expects to offer and sell previously-issued Securities in the course of its business as a broker-dealer. Smith Barney may act as principal or agent in such transactions. This Prospectus Supplement and the accompanying Prospectus may be used by the Company or any of its subsidiaries, including Smith Barney, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

     Smith Barney, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, may participate in distributions of the Securities. Accordingly, the offerings of Securities will conform with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting of securities of an affiliate.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Coopers & Lybrand L.L.P., independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereby will be passed upon for the Company by A. George Saks, Esq., as counsel for the Company, 388 Greenwich Street, New York, New York 10013 and for the Underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as special tax counsel to the Company in connection with this offering. Mr. Saks, Executive Vice President and General Counsel of the Company, beneficially owns, or has rights to acquire under Travelers Group Inc. employee benefit plans, an aggregate of less than 1% of the common stock of Travelers Group Inc., the parent of the Company. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time acted as counsel for Travelers Group Inc. and certain of its subsidiaries and may do so in the future. Mr. Kenneth J. Bialkin, a partner in that firm, is a director of Travelers Group Inc., and he and other attorneys in such firm beneficially own an aggregate of less than 1% of the common stock of Travelers Group Inc.

             ======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN EITHER IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT

Summary...............................   S-3
Risk Factors..........................   S-5
Capitalization........................   S-7
Ratio of Earnings to Fixed Charges....   S-7
Description of Securities.............   S-8
The Index.............................  S-12
Certain United States Federal Income
  Tax Considerations..................  S-18
Use of Proceeds and Hedging...........  S-21
Underwriting..........................  S-22
Experts...............................  S-22
Legal Opinions........................  S-23

                 PROSPECTUS

Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Ratio of Earnings to Fixed Charges....     4
Use of Proceeds.......................     4
Description of Securities.............     4
Plan of Distribution..................    11
ERISA Matters.........................    12
Legal Matters.........................    12
Experts...............................    12

             ======================================================

             ======================================================

                                          UNITS

                                  SMITH BARNEY
                                 HOLDINGS INC.

                              SMITH BARNEY S&P 500
                              EQUITY LINKED NOTES
                          DUE                   , 2003

                                  ------------

                             PROSPECTUS SUPPLEMENT
                                           , 1997
                             (INCLUDING PROSPECTUS
                              DATED JULY 17, 1997)

                                  ------------

                               SMITH BARNEY INC.
             ======================================================